Exhibit 99.1

Source: Energy West, Incorporated

Press Release

Energy West, Incorporated Announces Earnings for the Third Quarter Ended March 31, 2007
Wednesday, May 2, 2007, 2:30 pm EDT

GREAT FALLS, Mont., May 2, 2007 /PRNewswire-FirstCall/ — ENERGY WEST, INCORPORATED (Nasdaq: EWST — News), a natural gas, propane, and energy marketing company serving the Rocky Mountain states, today released unaudited earnings for the third quarter ended March 31, 2007. Consolidated net earnings for the quarter were $1,929,313, or $0.64 per share, which is an improvement of approximately 17% when compared to the consolidated net earnings of $1,645,782, or $0.55 per share, for the third quarter ended March 31, 2006. Consolidated net earnings for the nine months ended March 31, 2007 were $3,004,550 ($1.01 per share), an improvement of approximately 40%, as compared to consolidated net earnings of $2,141,313 ($0.73 per share) for the nine months ended March 31, 2006.

David Cerotzke, the Company’s President and Chief Executive Officer, commented, “We are very pleased to announce another quarter of improved earnings led by our natural gas utilities and our marketing and production subsidiary, Energy West Resources. The Company recently completed the sale of its Arizona propane assets. The proceeds from the asset sale are being used to pay down debt and to make additional acquisitions of natural gas utilities and production properties. The Company is committed to improving shareholder value by seeking growth opportunities in our core businesses and providing dividends that are attractive to the market.”

Safe Harbor Regarding Forward-Looking Statements

Safe Harbor Regarding Forward-Looking Statements: Energy West is including the following cautionary statement in this release to make applicable and to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf of, Energy West. Forward-looking statements are all statements other than statements of historical fact, including, without limitation, those that are identified by the use of the words “anticipates,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “believes” and similar expressions. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Factors that may affect forward-looking statements and the Company’s business generally include but are not limited to risks associated with contracts accounted for as derivatives, changes in the utility regulatory environment, wholesale and retail competition, weather conditions, litigation risks and various other matters, many of which are beyond Energy West’s control, the risk factors and cautionary statements made in the Company’s public filings with the Securities and Exchange Commission, and other factors that the Company is currently unable to identify or quantify, but may exist in the future. Energy West expressly undertakes no obligation to update or revise any forward-looking statement contained herein to reflect any change in Energy West’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

For additional information or clarification respecting Energy West, please contact: David Cerotzke, President and Chief Executive Officer at 1-406-791-7506.

Our toll-free number is 1-800-570-5688. Our web address is www.energywest.com. Our address is P.O. Box 2229, Great Falls, MT 59403-2229.